Exhibit 99.1

Gilla and Pharmaceutical Supplier to launch PharmaCig in Ireland

Miami, Florida – April 16, 2014 – Gilla Inc. (“Gilla” or the “Company”) (OTCQB: GLLA) is pleased to announce it has entered into a three-year agreement with Lynch Medical Supplies Ltd. (“LMS”) to exclusively supply, brand and distribute a new line of electronic cigarettes (“e-cigarettes”), vaporizers and e-liquids in Ireland called PharmaCig. LMS currently services 1,000 independent pharmacies in Ireland and will exclusively market and distribute the PharmaCig brand in that country for the term of the agreement.

Gilla’s out-of-the-box sales and marketing solution includes premium e-cigarette, vaporizer and e-liquid product and packaging design, branding and logistics. The Company also specializes in the digital space and will be providing LMS with a PharmaCig-branded e-commerce website for an additional monthly recurring fee.

“The PharmaCig brand represents a great opportunity for Gilla to market its products to the pharmacy niche,” said Graham Simmonds, CEO of Gilla. He added, “LMS is the ideal channel partner for us to enter this market and we will continue to look for similar channel partners in other countries to advance the PharmaCig brand.”

Danny Yuranyi, President of Gilla commented that, “The level of growth and opportunity for the e-cigarette category in Ireland is amazing, and LMS has the experience and distribution network to maximize on it. Together we’ll make sure the PharmaCig brand is a huge success.”

About Gilla Inc.

Gilla Inc. designs, markets and distributes electronic cigarettes (“e-cigarettes”), vaporizers, e-liquids and related accessories. E-cigarettes and vaporizers are replacements for traditional cigarettes allowing smokers to reproduce the smoking experience. E-cigarettes and vaporizers do not burn tobacco and are not smoking cessation devices.

About Lynch Medical Supplies Ltd.

Lynch Medical Supplies was founded in 2003 by John Lynch. It started out as the sole distributor of Arthrex, one of the world’s leading Orthopaedic sports injury companies, and has become one of the leading distributors for the pharmaceutical and retail branches of the healthcare industry in Ireland.

Forward-looking Statements
Note: This press release contains "forward looking statements" as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on currently available competitive, financial and economic data and management's views and assumptions regarding future events. Such forward-looking statements are inherently uncertain. Gilla Inc. cannot provide assurances that the matters described in this press release will be successfully completed or that the company will realize the anticipated benefits of any transaction. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to: global economic and market conditions; the war on terrorism and the potential for war or other hostilities in other parts of the world; the availability of financing and lines of credit; successful integration of acquired or merged businesses; changes in interest rates; management's ability to forecast revenues and control expenses, especially on a quarterly basis; unexpected decline in revenues without a corresponding and timely slowdown in expense growth; the company's ability to retain key management and employees; intense competition and the company's ability to meet demand at competitive prices and to continue to introduce new products and new versions of existing products that keep pace with technological developments, satisfy increasingly sophisticated customer requirements and achieve market acceptance; relationships with significant suppliers and customers; as well as other risks and uncertainties, including but not limited to those detailed from time to time in Gilla Inc. SEC filings. Gilla Inc. undertakes no obligation to update information contained in this release. For further information regarding risks and uncertainties associated with Gilla Inc.'s business, please refer to the risks and uncertainties detailed from time to time in Gilla Inc.'s SEC filings.

For more information, please visit gillainc.com, or contact:

Gilla Inc.
Mr. Graham Simmonds
Chief Executive Officer
1 (855) 547-6653 Ext. 300
email: graham@gillainc.com
website: www.gillainc.com
twitter: @gillainc